Mail Stop 3233
                                                                September 21,
2018



      Via Email
      Mr. Robert A. Milligan
      Chief Financial Officer
      Healthcare Trust of America, Inc.
      16435 N. Scottsdale Road, Suite 320
      Scottsdale, AZ 85254

                 Re: Healthcare Trust of America, Inc.
                     Healthcare Trust of America Holdings, LP
                     Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 20, 2018
                     File Nos. 001-35568 and 333-190916

      Dear Mr. Milligan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                                Sincerely,

                                                                /s/ Kristi
Marrone

                                                                Kristi Marrone
                                                                Staff
Accountant
                                                                Office of Real
Estate and
                                                                Commodities